Exhibit (h)(4)
GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
Notification Of Undertaking To Waive
Shareholder Service Fees
     NOTIFICATION made June 30, 2010 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO TRUST, a Massachusetts business trust (the “Trust”).
WITNESSETH:
     WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and
     WHEREAS, the Advisor, at its expense, provides direct client service, maintenance and reporting to shareholders of certain series of the Trust (each a “Fund” and, collectively, the “Funds”) pursuant to an Amended and Restated Servicing Agreement (the “Servicing Agreement”) and receives compensation for providing such services (“shareholder service fees”) as set forth in the Servicing Agreement; and
     WHEREAS, pursuant to the Advisor’s asset allocation strategies, certain Funds (the “Investing Funds”) invest in other Funds (the “Underlying Funds”) in order for the Investing Funds to gain exposure to investments and holdings of the Underlying Funds; and
     WHEREAS, certain Investing Funds and Underlying Funds bear shareholder service fees; and
     WHEREAS, the Advisor has agreed to waive a portion of the shareholder service fees for the Investing Funds in cases where both the Investing Fund and the Underlying Fund bear shareholder service fees so as to reduce the overall shareholder service fee borne directly and indirectly by shareholders of such Funds.
     NOW, THEREFORE, the Advisor hereby notifies the Trust that the Advisor shall, as set forth below, waive a portion of the shareholder service fees of the Investing Funds listed on Exhibit A through the date designated by the Advisor in this Notification (the “Waiver Date”) (and any subsequent periods as may be designated by the Advisor by notice to the Trust).
     For each Investing Fund and its classes of shares listed on Exhibit A hereto, the Advisor will be obligated to waive the Fund’s shareholder service fee to the extent that the aggregate of any direct and indirect shareholder service fees borne by each class of shares of the Fund exceeds the shareholder service fee for such class set forth on Exhibit A; provided, however, that the amount of this waiver will not exceed the applicable shareholder service fee for such class set forth on Exhibit A.

     The Advisor may add additional Funds to Exhibit A from time to time before the Waiver Date, and such addition shall be evidence that the Advisor has undertaken to waive a portion of the shareholder service fee of the classes of such Funds set forth on Exhibit A in accordance with this Notification.
     The Waiver Date for each Fund and its corresponding classes listed on Exhibit A is June 30, 2011, and may be extended by the Advisor at its discretion.
     In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.
     Please be advised that all previous notifications by the Advisor with respect to shareholder service fee waivers regarding any of the Funds shall hereafter be null and void and of no further force and effect.

     IN WITNESS WHEREOF, the Advisor has executed this Notification of Undertaking to Waive Shareholder Service Fees on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
By:	/s/ J.B. KITTREDGE
	Name:	J.B. Kittredge
	Title:	General Counsel

EXHIBIT A

	Class III	Class IV	Class VI
Currency Hedged International Equity Fund	0.15%	—	—
Domestic Bond Fund	0.15%	—	0.055%
Core Plus Bond Fund	0.15%	0.10%	—
International Bond Fund	0.15%	—	—
Strategic Fixed Income Fund	0.15%	—	0.055%
Currency Hedged International Bond Fund	0.15%	—	—
Global Bond Fund	0.15%	—	—
Emerging Country Debt Fund	0.15%	0.10%	—
Inflation Indexed Plus Bond Fund	0.15%	—	0.055%
Asset Allocation Bond Fund	0.15%	—	0.055%
Asset Allocation International Bond Fund	0.15%	—	0.055%
Alpha Only Fund	0.15%	0.10%	—